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This filing contains a transcript of the conference call hosted by Telewest Global, Inc. on November 10, 2005 in connection with the announcement of its Third Quarter 2005 results and may include certain communications made in connection with the announcement of an Agreement and Plan of Merger among Telewest Global, Inc., NTL Incorporated and Merger Sub Inc., dated as of October 2, 2005.

Transcript of Telewest Global, Inc. Q3 Results Conference Call

Forward Looking Statements

Certain statements in this communication regarding the proposed transaction between NTL Incorporated (“ntl”) and Telewest, Inc. (“Telewest”), the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Telewest’s or ntl’s future expectations, beliefs, goals or prospects constitute forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. When used in this document, the words “believe”, “anticipate”, “should”, “intend”, “plan”, “will”, “expects”, “estimates”, “projects”, “positioned”, “strategy”, and similar expressions or statements that are not historical facts, in each case as they relate to ntl and Telewest, the management of either such company or the proposed transaction, are intended to identify those expressions or statements as forward-looking statements. In addition to the risks and uncertainties noted in this document, there are certain factors, risks and uncertainties that could cause actual results to differ materially from those anticipated by some of the statements made, many of which are beyond the control of ntl and Telewest.  These include: (1) the failure to obtain and retain expected synergies from the proposed transaction, (2) rates of success in executing, managing and integrating key acquisitions, including the proposed acquisition, (3) the ability to achieve business plans for the combined company, (4) the ability to manage and maintain key customer relationships, (5) delays in obtaining, or adverse conditions contained in, any regulatory or third-party approvals in connection with the proposed acquisition, (6) availability and cost of capital, (7) the ability to manage regulatory, tax and legal matters, and to resolve pending matters within current estimates, (8) other similar factors, and (9) the risk factors summarized and explained in our Form 10-K.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

Additional Information and Where to Find it

This filing may be deemed to be solicitation material in respect of the proposed merger of ntl and Telewest.  In connection with the proposed merger, ntl and Telewest will file a joint proxy statement / prospectus with the U.S. Securities and Exchange Commission (the “SEC”).  INVESTORS AND SECURITY HOLDERS OF NTL AND TELEWEST ARE ADVISED TO READ THE JOINT PROXY STATEMENT / PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  The final joint proxy statement / prospectus will be mailed to stockholders of ntl and Telewest.  Investors and security holders may obtain a free copy of the joint proxy statement / prospectus, when it becomes available, and other documents filed by ntl and Telewest with the SEC, at the SEC’s web site at http://www.sec.gov.  Free copies of the joint proxy statement / prospectus, when it becomes available, and each company’s other filings with the SEC may also be obtained from the respective companies.  Free copies of Telewest’s filings may be obtained by directing a request to Telewest Global, Inc., 160 Great Portland Street, London W1W 5QA, United Kingdom, Attention: Investor Relations.

Participants in the Solicitation

ntl, Telewest and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from their respective stockholders in favour of the merger. Information regarding ntl’s directors and executive officers is available in ntl’s proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on April 5, 2005. Information regarding Telewest’s directors and executive officers is available in Telewest’s proxy statement for its 2005 annual meeting of stockholders, while was filed with the SEC on April 11, 2005. Additional information regarding the interests of such potential participants will be included in the joint proxy statement.

Telewest Q3 Results Conference Call Thursday 10th November 2005 09:00 Hrs EST

Good morning AND good afternoon everyone. I am Richard Williams, Head of Investor Relations. I need to make a brief statement before we start.

We are providing you with the following information because we are a U.S. listed company and are subject to the U.S. securities laws.  Some of the statements made by Telewest management during the call may be deemed to be solicitation material in respect of the proposed merger of Telewest and ntl. A joint proxy statement/prospectus will be filed with the U.S. Securities and Exchange Commission, or SEC. Shareholders of Telewest should read that document and any other related documents filed with the SEC when available because they will contain important information. For more information on how to obtain these documents, please see our joint press release with NTL dated October 3, 2005 and filed with the SEC.  Telewest, NTL and their directors, officers and other employees may be deemed to be soliciting proxies in favour of the merger. Information about each of Telewest’s and ntl’s directors and executive officers is available in their annual proxy statements on file with the SEC. More information about potential proxy solicitation participants will be included in the joint proxy statement/prospectus

Before I turn the call over to Barry, I have to ask you all to take a moment to read the Safe Harbour language from slide 2. [Pause.]

Let me also remind you, that in today’s presentation, we will use some non GAAP financial measures. You can find reconciliations to GAAP measures at the end of our earnings release and in Form 8K filed with the SEC this morning — both of which are available on our website.

Now let me introduce Barry Elson

Good morning AND good afternoon everyone.  Once again, welcome to those of you this time joining Telewest’s 3rd quarter analyst call.  With me today, as usual, are Neil Smith, our CFO and Eric Tveter, COO.

Obviously, the merger was the big news during the Q and we have said all we can say up to this point about the merger and that information is publicly available. As a personal comment, I’ve been coming over here to  the UK since 1987 watching this market evolve and this merger is the right thing for UK cable and the right thing for TW shareholders. The mix of cash and stock consideration gives immediate value as well as allowing our owners to participate in the upside of a much larger combined entity that will be better positioned to compete and where there are real synergies.

In the meantime, our focus remains on the day to day running of the business so today’s call will be on the Qs operational and financial results.  As usual, I’ll take you briefly through the highlights, turn it over to Neil to go over the numbers and Eric will then add some color on our operating performance.

We’ re pleased with the 3rd Qs results: in the Consumer Division, ARPU ticked back up nicely over £45 again ; adjusted EBITDA. hit an all time high at £142M (after considering the one-offs last Q) ; and TP, RGUs/customer, HH penetration and broadband penetration hit all-time highs as well… in addition, TV net adds were the highest in almost 4 years.

You will see that despite very strong gross adds, churn has indeed risen, as signaled in last Qs call ; voluntary churn-don’t like your product, don’t like your price, don’t like your service—remains very low at less than 3% /year and lower than last year but seasonal movers and students were up quite a bit with non-pays up some. ..  Our sales and install ‘machine’ was firing on all cylinders, particularly in the latter half of the Q: direct sales, telesales, web and retail sales and field installations all had their highest numbers this year and in many cases in the last couple of years. That sales performance, coupled with the seasonal churn factors subsiding, the low voluntary churn, and a refined prospect targeting model , leads us to believe that we can continue to harvest future demand and do it profitably as we have so far. Eric will discuss this later.

Eric will also touch on our continuing ability to deliver our product upgrades, new launches and new initiatives in a timely fashion:

•                  We’ve trialled a new self-install product that shows potential

•                  More than half of our broadband base have now been upgraded to higher speeds

•                  Over 90% of our TV subs are now digital

•                  Our VOD rollout is continuing with some 776K customers on service--- — ahead of schedule

•                  We have recently field tested our DVR product, branded as TV Drive, and that box is HDTV capable so …

•                  We will be the first platform in the UK to launch HDTV.

Viewed objectively, cable is the only UK TV platform to offer the fullest range of TV services--- from free- to- air to basic to premium channels on through to VOD/, DVR and HDTV. We think this full entertainment complement along with the other TP elements, telephony and high speed broadband, gives us a competitive advantage as we all play in the broader entertainment, information and communication services marketplace. This advantage is clearly underscored by the recent spate of announcements from competitors trying to play catch up. All this is presumably good for the consumer but we intend to keep leading from the front.

In the Content Division, Flextech continues its impressive growth with Q3 revenues up 22% on the back of growing impacts and ad sales market share. Adjusted EBITDA is also up nicely .

We are quite pleased with the results of our Business Division, where revenues have stabilised now in the last 6 Qs and our profitability, always better than the market, remains quite good, whereas some of our competitors are struggling.

These various developments helped us deliver strong free cash flow once again.  We believe our performance demonstrates our continued strength in both strategy and in execution and I believe our team will contribute significantly to the merger synergies and other

 benefits….with that let me turn it over to Neil…

Thank you Barry

Let me start, as normal, with our income statement for the third quarter as compared to the second quarter.

Total group revenues were £404m, up £23m on Q2 as a result of good business performance and the inclusion of a full quarter of sit-up numbers, compared with only 7 weeks of their results in the previous quarter.

EBITDA growth was affected by non recurring benefits we received in Q2, a £16m VAT refund and a £4m benefit to S,G&A in respect of a rates rebate. This is the reason for the headline decline in Adjusted EBITDA from £158m in Q2 to £142m this quarter.

Excluding these items, we have seen continued underlying Adjusted EBITDA growth in both our Cable and Content businesses which slide 7 demonstrates more clearly.

Underlying cable revenue grew £4m on the back of consumer broadband and business data improvements and Flextech revenue increased by £1m with stronger advertising revenues. The inclusion of a full quarter of sit-up along with Q3 revenue growth added a further £34m.

On an underlying basis Adjusted EBITDA improved from £138m to £142m with improvements in both cable and content.

Moving to slide 8, you’ll see a year-on-year pro forma income statement which has been prepared as though Sit-up was acquired on 1st of Jan 2004.

Consumer revenues are up 5% due to profitable customer acquisition, driven by broadband and triple play services.

Business revenues have stabilized and are up £1m year-on-year at £64m. There was a £1m one-time benefit in the quarter relating to a settlement received from BT in respect of Special Rate Services.

We have seen strong year-on-year growth in the content division with revenues up 22%. This has been achieved through growth in both advertising and subscription revenue.

Sit-up revenue has increased 16% due to increased multi-channel penetration and the growing popularity of its auction channels.

Revenue growth combined with relatively flat S,G&A helped grow year on year Adjusted EBITDA by 13% from £126m to £142m.

Slide 9 shows the quarterly improvement in our cable business.

Cable Adjusted EBITDA is up 13% to £135m compared with £120m in Q3 last year, and margin has improved from 40% to 43% over this same period.

This is due to our success in attracting high margin broadband customers. It clearly demonstrates the inherent operating benefit of the triple play and our continued focus on cost control.

Slide 10 shows the quarterly trend of adjusted EBITDA for Flextech, our content division.

Q3 adjusted EBITDA is up significantly on last year driven by growth in high margin advertising revenue.

Like last year, Q4 Content adjusted EBITDA will be impacted by an increase in programming spend. This is to enrich our viewing schedules over the holiday season — a crucial time of the year to compete for valuable commercial impacts in the run-up to Christmas and secure advertising sales for next year.

Therefore content adjusted EBITDA will be at a similar level to the fourth quarter of 2004, when it showed a loss of £1m. As we have experienced historically, we expect an increase in revenue and adjusted EBITDA in Q1 2006.

Slide 11 shows Sit Up’s revenue and adjusted EBITDA for the past seven quarters.

Sit-up has continued to grow revenue as digital TV penetration increases and as more TV viewers transact through their televisions. However, this growth has slowed due to the tough operating conditions in the UK retail sector. Product margins have been squeezed, impacting Adjusted EBITDA which is down from £4m in Q3 last year to £1m in Q3 this year.

If these difficult retail conditions persist, Adjusted EBITDA in the fourth quarter is likely to be below the £8m reported in Q4 last year.

On Slide 12 we show £173m of cash capex for the nine months year to date.  The largest items of expenditure relate to:

                    Consumer and Business customer installations

                    And product development spend relating to our

•                  VOD rollout

•                  our DVR launch

•                  and our digital upgrade programme

As a result of the acceleration of our VOD rollout, our broadband speed upgrades and the strength in TV acquisitions, we expect 2005 capex to be at the higher end of earlier guidance at around £230m.

Slide 13 shows our balance sheet debt at the end of the quarter, with gross debt of £1.9bn.

Strong cash generation from the business means that net debt continues to decline. Net debt is now 2.9 times annualised adjusted EBITDA, versus 3.1 times at the end of last quarter.

Stronger than expected cash generation means that net cash interest for the year is now expected to be at the lower end of our previous guidance at approximately £110m.

Slide 14 shows that Q3 free cash was £50m. It’s slightly lower than the previous quarter as Q2 benefited from £22m of cash from non-recurring items relating to the VAT refund and the rates rebate.

In the first nine months of this year, we have reported £177m of free cash flow.

Just to finish off, I would just like to summarise our guidance and targets on slide 15.

Our full year 2005 guidance for cash capex will be approximately £230m and net cash interest is expected to be around £110m.

We remain on target to achieve 45% customer penetration by the end of 2009 and due to stronger than expected triple play growth we now expect to achieve our 40% triple play target during the course of 2006.

On that note, let me now hand you over to Eric.

•                  Thanks Neil

•                  We’ve continued our emphasis on good execution and growing our customer base this quarter

-                    and in particular, we’ve been focused on new products and value enhancement

-                    we’ve continued our rollout of Video on Demand, branded as Teleport

-                    we’ve made good progress on speed upgrades for our broadband customers

-                    and we’re also planning the full launch of our Digital Video Recorder next quarter

-                    we’ll combine this with a high definition television service

•                  Our business division is stable

-                    and our content business has performed very well

•                  So let me take you through our progress in more detail, starting with Consumer

•                  We’ve had another strong quarter for gross additions

-                    these stand at 89,000  — which is 10,000 up both on Quarter 2 this year and Quarter 3 last year….

-                    driven by our success in promoting dual and triple play

-                    net customer additions are down because of increased churn

-                    but we’ve seen an improvement in October

-                    and we expect growth to continue as churn declines in the next quarter

•                  My next slide shows our continued success in driving triple play penetration which is up to 35%

-                    we’re delighted with this progress

-                    and we now expect to reach our 40% target in 2006

-                    a year earlier than expected

•                  38% of all new customers selected Triple Play at the point of sale

-                    which demonstrates the success of our sales and marketing effort in selling bundled products

-                    NTL’s Chief Executive, Simon Duffy, has noted this  success

-                    and we’re looking forward to achieving similar penetration rates as a merged business

•                  Moving to slide 19

•                  I told you last quarter that we expected people moving to impact our churn again this quarter

-                    this is due in part to students leaving college

-                    more students joined us in 2004 than 2003

-                    largely because we introduced an entry level broadband tier

-                    so students are now a higher proportion of our mix

-                    we’ve chosen to serve the student population

-                    because we want to capture young customers and build a long term relationship with them

•                  Non pay churn has also increased

-                    partly as a result of the higher acquisition levels we’ve seen in the past year

-                    and partly because we’ve tightened our policy on disconnecting new customers who fail to make payments

-                    we now do this after 72 days instead of 89

-                    which is the right thing to do to ensure profitable growth

•                  Churn has reduced as we’ve approached the end of the summer

-                    and we’re expecting household churn to be 1.2% next quarter

•                  What’s interesting is that our voluntary churn at about 0.25% a month is significantly lower than that of our competitors

-                    this is a reflection of our focus on customer care, which we’re continually refining

-                    we’ve just won an award for the best customer service in the sector for the second year running

-                    and we’re currently trialling self installation, allowing customers to activate services at home themselves

-                    research suggests self installation leads to:

-                    higher customer satisfaction

-                    more effective use of field operations

-                    and additional cost savings

•                  Moving to slide 20, we’re pleased that household ARPU has increased to £45.17 pence as a result of

-                    improved triple play penetration

-                    and price increases on our Starter and Essential TV packs made in July

•                  As you know, there’s pressure on ARPU in both broadband and telephony

-                    but we’re managing our ARPU mix with smart pricing and bundling….

-                    to encourage take up of new products such as Video on Demand and PC Guard…

-                    as well as driving triple play with more modest bundled promotions

-                    our current Togetherness campaign now offers 3 months free TV if you buy broadband or phone

-                    compared with 6 months or more in previous offers

                        This is the beginning of a shift from price led to product benefits led marketing

-                    and in Quarter Four our above the line marketing will focus on our Video on Demand service, Teleport

•                  We made a price reduction in September on our top tier broadband service

-                    to meet competitive pricing pressure at the high end

-                    and we expect this to impact household ARPU in the fourth quarter

•                  That gives you an overview of the consumer division. Let’s move now to more detail on the individual product areas…

•                  Turning to the next slide, in broadband we made net adds of 67,000

-                    and we’ve maintained broadband leadership

-                    with a market share in the mid sixties in our areas

•                  The majority of new customers have come in at the entry level tier

-                    which now makes up 49% of our broadband base

-                    this continued shift in mix has led to further declines in broadband ARPU, though at a slower pace

-                    one of the ways we’re managing this shift is by offering all entry level customers a free trial of our security suite, PC Guard

-                    we’ll start charging £5 a month for it in the first quarter next year

•                  Remember this is still the land grab phase for broadband in the UK

-                    so we’re pleased we’re growing our customer base and maintaining market share

•                  We told you last time that we’d upgrade all our broad band speeds

-                    so our entry level is moving from 512k to 2 mg

-                    our 1 mg service, Broadband Complete, moves to 4 mg

-                    and Broadband Elite transfers customers currently on 2 and 4 mg to 10 mg

-                    we’re making good progress with this

-                    about 60% of our customers have already been upgraded

-                    and we expect to complete the process before the end of the first quarter next year

•                  Let me just remind you, all these tiers offer customers unlimited usage as well as blueyonder TV

-                    which is a video streaming service of 5 channels you can watch on a PC

-                    PC Guard is free to the top two tiers to help mitigate the downgrade risk

-                    and we’re pleased it’s been downloaded by almost 20% of broadband customers since its launch 3 months ago

•                  Moving to slide 21, telephony customers fell 3,000

-                    this is the result of a deliberate decision to focus our marketing on Broadband and television this quarter

-                    because we had new products we wanted to promote such as PC Guard and Teleport

-                    however we’ve continued to successfully migrate customers to flat rate services

-                    39% now take the two main Talk products

-                    the remainder take Talk Weekends, following the migration from a fully metered service in early July

•                  This migration helps protect revenue streams from further decline in fixed line usage

-                    increasing the certainty of future income

-                    and improving the contribution made by telephony

-                    we’re also planning the launch of bundled minutes early next year

•                  Telephony remains an important element of our bundled offering

-                    and it’ll take a more prominent place in future marketing campaigns

•                  Moving to television, we’ve seen strong growth here

-                    overall, our television customers grew by 17,000

-                    and digital take up has increased by 39,000 as we continue to convert viewers from analogue

-                    91% of our TV base is now digital

-                    and we’re on target to switch off analogue at the end of next year

•                  As I told you, television ARPU benefited from a £1 price increase on the Starter and Essential packs

-                    our packages are still significantly cheaper than our competitors

-                    so we’re planning further increases next year

•                  But we don’t want to compete on price alone

-                    as you know we’ve been working hard to develop new services

-                    to take advantage of the fact that cable is currently the only platform in the UK that can offer the full range of TV services

-                    including free-to-air, basic, premium, Video on Demand, Digital Video Recorders and HDTV

•                  Turning to slide 24 our Video On Demand service, Teleport, is now available to more than 60% of digital TV customers

-                    and the rollout is 3 months ahead of schedule

-                    so we’re expecting all 1.2 million digital TV customers to be VOD enabled by the end of this year

•                  Our pricing structure encourages customers to buy additional services

•                  So Teleport Replay, which allows viewers to watch programmes they’ve missed during the past week, is free of charge

-                    in order to encourage take up of the other video on demand services

•                  And our subscription service, Teleport TV, costs £5.00 a month for Starter and Essential customers

-                    but it’s free for Supreme customers — a significant differentiator from Sky’s family package

•                  We believe Teleport’s importance lies in driving acquisition and reducing churn rates, rather than increasing ARPU

-                    turning to slide 25, 51% of VOD enabled customers used Teleport in the first month

-                    which is particularly pleasing, given that we haven’t  focussed our promotional efforts on Teleport content this quarter

-                    we’re doing this in the fourth quarter and next year when roll out is completed

•                  It’s still too soon to assess the impact on churn rates

-                    though we’ve seen a small drop in the initial launch areas

-                    it’s also early days to know which services are most popular

-                    but once Teleport has been fully marketed we’ll be able to give you more information on that

•                  From the data we have so far, video on demand buy rates are substantially higher than our current service, near video on demand

-                    it’s encouraging too that our customer satisfaction ratings are high

-                    especially in relation to reliability and ease of use

•                  Moving to slide 26, we’re planning to fully launch our Digital Video Recorder service, branded TV Drive, in the first quarter next year

-                    it’s currently being field tested

-                    and we’ll market to selected customers in December

•                  Our TV Drive box is the only one with 3 tuners

-                    enabling the user to record two video streams simultaneously, while watching a third

-                    it has 80 hours of storage

-                    and it’s also High Definition compatible

•                  For that reason, we plan to launch the UK’s first High Definition service at the same time as TV Drive

-                    we’ve secured movie and drama content from Pathe and the BBC

-                    but we believe the key event for HDTV will be the 2006 World Cup next summer

-                    which is expected to act as a catalyst for people to buy flat screen TVs

•                  TV Drive will be available to our entire digital TV base before the end of the first quarter next year

-                    for an incremental fee of between 10 and 15 pounds a month

-                    depending on the number of services a customer takes

-                    customers will be able to use their existing set top box as a second box in the home for an additional £5 per month

-                    and we plan to give our customers the choice of purchasing the box up-front some time later in the year

•                  That’s all on our consumer division.

•                  Let’s turn now to Business on slide 27.

•                  We’ve had a good quarter with revenues up £1m to £64 million compared with both the second quarter this year and quarter three last year

-                    data revenues are up 18% on the same quarter last year

-                    special rate services revenues grew 23% from about £4 million to 5 million, excluding the BT settlement Neil mentioned earlier

•                  We’re encouraged by this performance as Telewest operates in a very competitive market

-                    where other players have reported revenue declines

-                    we’ve been able to produce better margins and cash flow than our competitors

-                    because we use our own network

•                  This is also a fragmented market which is consolidating

-                    and the business will be further strengthened as a result of the merger

-                    which will place us in the top 3 in revenues

-                    so we’ll be well positioned to compete in a tough market environment

•                  Turning now to our content division on slide 28

•                  Flextech advertising revenue grew by 29% compared with Quarter 3 last year, driven by strong channel performance.

-                    Flextech impacts - which are recorded when an adult watches a 30 second advert - have grown by 23% year to date

-                    significantly outperforming market growth of just 3%

•                  As Neil mentioned, Sit-up’s been affected by difficult conditions in the UK retail market

-                    so despite 16% revenue growth, margin pressure means that adjusted EBITDA is down £3m on the third quarter last year

-                    to give you one example of the pricing pressure we’re facing:

-                    in 2004 the high street price for a Harlem Raider bicycle was £329 — the sit up price was £102

-                    this year the high street price was down 32% to £224, pushing the sit up price down 23% to £79

•                  Moving to UKTV, our 50/50 joint venture with the BBC, revenues were up 10% on quarter three last year at £43m

-                    and adjusted EBITDA was flat at £14m

-                    due to extended hours for UKTV Drama

-                    and the launch of UKTV Style Gardens

•                  So in summary

•                  We’re continuing profitable customer growth

-                    we’re growing triple play penetration

-                    and we’re leading the market in broadband

•                  Our focus has been very much on product innovation and higher value services

-                    so we’re accelerating the rollout of Video on Demand

-                    we’ve strengthened our broadband offer with speed increases and new features

-                    and we’re preparing to launch Digital Video Recorders and HDTV in the first quarter next year

•                  We continue to focus on the quality of our service

-                    because we believe in the long run customers are prepared to pay more for better service

•                  Our Business Division’s had a good quarter in a tough market environment

•                  And our content division’s performing very well

•                  Thank you very much, I’ll hand back to Barry now

 Barry Elson

 Okay. Since I happen to be outside the city for today’s call, I’m going to ask Neil, if you would, to direct the answers to any questions. Operators, can we start our questions, please?

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Carrie Hart, Credit Suisse First Boston.

 Carrie Hart

 A few questions. One , in terms of the DVR boxes, I’m wondering how much that’s going to cost you? And I have a couple of follow-ups.

 Neil Smith

 The boxes have cost us just short of 300 pounds.

 Eric Tveter

 Little over 300.

 Carrie Hart

 Okay.

 Neil Smith

 But as Eric said, the model charging to the consumer will be a monthly subscription, although we may well turn to the opportunity for them to acquire the box outright later in the year, 2006.

 Carrie Hart

 And do you expect that to come down over the next year or so? And if so, do you know at what rate?

 Neil Smith

 No. In terms of what rate, over time, one would expect all electronic equipment to reduce in cost. But I don’t expect it to be different during the course of 2006.

 Carrie Hart

 Then secondly, with Sit-Up, I’m wondering if you expect to see a similar seasonality to last year, where approximately 40% of revenues were generated in the fourth quarter?

 Neil Smith

 Yes, Sit-Up is very strongly seasonal in terms of its revenue because of the nature of the sector within it — that it operates, and we would expect revenues to grow in Q4. I think the challenge in the market that it’s operating in at the moment is whether that growth will be as profitable growth as we saw last year.

 Carrie Hart

 Great. Okay. And then relating to business revenue, in various comments you mentioned that profitability — and Eric mentioned this, too — has remained pretty good. I’m wondering if you can kind of elaborate a little bit more on what the margin trends are in business?

 Neil Smith

 I can tell you we don’t disclose the detail of margins within the business division. But you can see from the charts that we have disclosed that voice revenues are remarkably resilient in what is a very tough market, and the growth that’s happening is offsetting — is happening in data, and it’s offsetting carrier revenues, and typically, data revenue growth at a higher margin than the carrier margins that we would’ve enjoyed.

 Eric Tveter

 Carrie, this is Eric. Just on the PVR box, I think we misspoke 300 pounds. It’s $300.

 Neil Smith

 Thanks, Eric.

 Eric Tveter

 Little more than $300.

Operator

 Aryeh Bourkoff, UBS.

 Aryeh Bourkoff

 Thanks for the clarification on the box cost also. Just a few questions. On the broadband subscribers, you mentioned 70% of broadband subscribers are triple play. I think 94% you said take two or three products. Yet when you look at the press release, the churn for broadband is 1.5% per month versus 1.4% overall. I would think that — I would’ve thought that the churn would be much lower, since so many of them are bundled. Can you reconcile that for me? I mean, what — and I think as an extension of discussion, as you move forward, how confident are you in the ability to retain those broadband customers in the face of increased competition? And I have one follow-up. Thanks.

 Neil Smith

 Let me have a first stab, and I’m sure Eric will add to it. In terms of the differential between the churn rates, I think the driver will be students in that you saw students being the main driver for the household churn increasing, but the predominant of our student base will take broadband from us. So as they as a proportion churn at a greater rate than our households, then if they take more broadband products, then you’re likely to see the broadband churn to be higher than the household churn.

 Eric Tveter

 I think that’s true. In terms of the longer term, Aryeh, I think when you look at the launch of PCguard, us getting to 20% PCguard penetration in terms of downloads within the first three months is very good, and that will create stickiness with the customers because it is providing a value-added service as part of it. We’ve also done a third-party deal with Virgin Music for the downloading of their service, where we are their preferred ISP in the market. I think increasingly we will look to do third-party deals to solidify our broadband service. And of course, just the general service levels. We own our own network and we can ensure high speed, particularly as we in the longer term move to DOCSIS 3.0.

 Neil Smith

 And Aryeh, it still remains true, the more products a customer takes from us, the stickier they are.

 Aryeh Bourkoff

 In terms of CapEx charges, you mentioned the 230 million pounds for this year. I know you’re not giving any long-term guidance, but do you think that that number should be — is there any reason that number could increase next year, or do you expect it to be kind of flattish or even down?

 Neil Smith

 I mean, I’ve said previously that 230 was the range for 2005 and that we expect that to be broadly similar going forward. I think the only caveat would be if we were pleasantly surprised by the take-up of DVR boxes.

 Aryeh Bourkoff

 Okay. And then the last question is with respect to the combined Company, can you talk about the process that you go through to find out or to ensure that the Telewest management team is represented at the combined Company? We obviously know the senior management positions already, as disclosed, but how about the other positions, when you look at the theme on the ground and operating the business? Are the Telewest folks going to survive the merger? Could you talk about the process? Thank you.

 Neil Smith

 Sure. Simon and myself and Cob Stenham have spent quite a bit of time talking about the process for this as we led up to the announcement, and we’re busy in that process right now. So I’m happy to spend a bit of time on that. What am confident on of is that what we have in place is an independent process that’s been established to select management, and that’s management at all levels, as we go down the organization. And I’m also confident that the managers at Telewest will be well-represented in the combined entity. What we’re using is an external headhunting agency to basically carry out a sort of informal assessment and use that as part of our tools, along with our own knowledge of our employees to make the best selection for the combined entity. Does that cover it for you, Aryeh?

Operator

 Mr. Bourkoff has disconnected his line.

 Neil Smith

 Okay. Obviously, he didn’t like that answer.

Operator

 Joe Boorman, New Street Research.

 Joe Boorman

 Hi, it’s Joe Boorman from New Street. I just wonder — maybe this is one for you, Neil. If we take your Q4 guidance for churn and sort of look at it across the four quarters, for the year it would be kind of 1.2% versus 1.1% last year. Given all the announcements we’ve had from the new unbundlers in the last couple of weeks, do you think you are facing structurally higher levels of churn over the next few years? And then connected with that, the second question — if I try and work out what line rental may be as a proportion of your revenue, it looks like it’s sort of just below 20%, which is on a par with NTL. And given the unbundling model across Europe at the moment, it seems to be line rental is free. And given that there are aren’t any termination advantage from using VoIP, how do you think cable competes with the sort of big price undercut from LLU if that happens in the UK?

 Neil Smith

 Perhaps I can ask Eric to think about the second one while I answer the first one on churn. Structurally, I think you’re right in terms of the numbers. We will end up with a higher churn for the year this year than we had last year. I think there are two factors — well, three factors. One is that the competitive environment is challenging. There’s no doubt about that. And I don’t see that that will change going forward. But I think the two biggest factors are that one, you have to go back in time a little bit in terms of what was happening last year. At the start of last year, we were having very low growth levels in terms of low acquisition level. And historically, no matter how tight your credit controls, you do see the highest level of churn from your acquisition. So, if you are acquiring at a lower level during the course of ‘04 than you are ‘05, then you are going to see lower nonpay churns than is perhaps a normalized level of acquisition. And then the last one is the one that Eric referred to is that we did see a higher proportion of students come into our mix during the course of ‘04, which in terms of acquisition, which has caused an increasing churn relative to ‘04 levels from ‘05. So I think it’s an acquisition issue, it’s a student issue and it’s a continued competitive environment issue.

 Joe Boorman

 Isn’t it the first one of those that’s presumably going to get markedly worse next year?

 Eric Tveter

 This is Eric. I’ll take a stab at that one. I think, in terms of our Company strategy, we’re focused on service excellence, and we think in the long run, consumers will pay for better service. The bundle is working. That creates stickiness with higher ARPU, as well as lower churn. In terms of your specific question around line rental, as I mentioned in my remarks, we’re planning to introduce a bundled minute product, which is along the lines that some mobile companies have offered, which will be a combined line rental/minutes products, which we will introduce early next year. In regard to the increased competitiveness, for instance with Sky buying EasyNet, I think that reaffirms that our Company strategy is the right one, that the effectiveness of our triple play is doing well. And you know, going into a triple play market is not easy. We’ve developed a core competence doing it the last five years, and certain other operators entering have stumbled and have learned that it’s not so easy to do. So, I think we will be effective. Sky is known as an entertainment brand, not a brand of access that’s delivering the best of TV, Internet and telephone, the way cable is positioned today. And then lastly, a final point is that Sky will — in that kind of environment, will be targeting its own customers for conversion to broadband, which are more likely to be other DSL customers, not cable broadband customers, but other company broadband customers. So I don’t see a big effect in ‘06, and we’re not going to sit on our — rest on our laurels. We’re focused on it and we will continue to improve our product with further speed increases to compete. And cable is about delivering simplicity to the customer. When you combine TV over DSL and satellite, it adds complexity. So we’re comfortable we can compete.

 Joe Boorman

 Can I just ask, then, about the two-thirds of the customer base that don’t take triple play at the moment. If we sort of adopt the European LLU model, you’re looking at about a 30% discount versus kind of incumbent prices on broadband and voice. And that would imply to keep those kinds of customers, if you introduce bucket minutes, you’re looking at a pretty huge amount of minutes or you’re looking at fairly significant downgrade in kind of voice or (technical difficulty) telephony.

 Eric Tveter

 We’re not going to disclose what our bundled minute pricing is at the moment for competitive reasons, but it’s certainly something we’re very focused on.

 Neil Smith

 Just a follow-up on the churn question. Just to reiterate that we’re confident of our 45% penetration rates of customer by 2009, which sort of equates to a 60, 65,000 net add number on an annual basis.

Operator

 Tom Eagan, Oppenheimer & Co.

 Tom Eagan

 It seems as though Telewest is focusing on digital customers more than NTL is. I’m wondering if you could describe how you look at the value of a video sub versus a high-speed sub versus a telecom sub. Of course, you’re looking for a triple play service to encompass all of those. And then secondly, I just had kind of a follow-up on any other plans to offer any new services in ‘06? Thanks.

 Neil Smith

 I think Eric is best positioned to take both of those.

 Eric Tveter

 In terms of the product profitability, obviously, broadband is the most profitable product, telco is second and TV is still a profitable product. And we think we can improve the product economics through the rollout of video-on-demand and as the world moves from a linear world to a nonlinear world. In terms of the new services in 2006, we have a robust product roadmap this year. We’ve launched essentially VOD and PCguard. We will continue to emphasize that in ‘06 and promote it more and fully roll out DVR, as well as an HDTV service. So I think ‘06 is a very exciting year, as well as ‘05, and we will trial a VoIP service in ‘06 as well.

 Tom Eagan

 So I guess if you look at all the different services that are being — going to be launched in ‘06, which of the three services, whether it be video, data or telephone — which of those do you think you’ll be — is the best place to focus in order to keep churn to go over to any kind of Sky offering? Thanks.

 Eric Tveter

 Well, I think the focus is on the triple play, convincing customers to take all three service to bring simplicity to customers in terms of one bill, great service levels, call it the best of TV, Internet and telephony. So we’re going to continue to do what we’ve been doing, which is drive triple play penetration up, and we think we can do that successfully with creative bundles, and again, shifting to a product benefit-led approach as opposed to a price-led approach that has existed for the most part in ‘05 to differentiate ourselves.

Operator

 Romeo Reyes, Jefferies & Co.

 Romeo Reyes

 A couple of questions and one comment here. Question on the integration and where you see the long haul networks — I mean, you both have overlapping long haul networks, and I’m wondering if you see that network — one of the two networks being decommissioned over the next year to two years. Is that part of the synergies that have been outlined in the merger? Second, a question with respect to also the integration. As you map out the different integration projects over the next year or so, year to two years, where do you see the biggest risk in integrating the two companies? I guess there’s not that much overlap at the network level, other than the long haul network stuff. I don’t know if it’s in the back office or if it’s just people, on the people side. But could you give us a sense of where you see the biggest risk with respect to integration? And then the comment is that I was given — I hope the Board of NTL is listening to this, but I was very disappointed to see that Tveter is not making it beyond 2006 on the management team. I think a lot of investors are also somewhat concerned and obviously disappointed that Eric is not going to be part of the management team beyond 2006. Thanks.

 Neil Smith

 It’s Neil. Let me answer the integration question to the extent I can. The decommission of network — I don’t — certainly within the one- to two-year time frame that you talked about, I don’t think that’s in our plans. I think we will simply hope that simply — nothing’s simple in integration, but you knit the two networks together so that you run both continuously. In terms of the risks, clearly there are people risks. Whenever there is a big change program, there will be people-related risks in terms of the history and the experience. I also think that the customer management consolidation area will be a risk as we move from what is effectively currently five different customer management systems onto one customer management system, which will clearly give the new Company significant benefits in terms of its capability to deliver and service its customers. That transition inevitably carries risks. What I would say, though, is that both Telewest and particularly NTL over the last 18 months have done a significant amount of this type of change program, and therefore the people, the experience is within both organizations to mitigate that risk. One other area perhaps perhaps would be the product alignment, where whilst the two companies have very, very similar products, we have slightly different pricing, slightly different tiers of structure and offering to the consumer and moving all of the consumers to one offering ultimately, again, requires some shifting perhaps of the consumer, and that needs to be carefully managed. But again, both organizations I think have the capability and demonstrate the experience to be able to do that. In terms of the comment on management, I would have to say that when you go through a restructure like this, there are people that will stay with the business. There are people that won’t. Eric and Barry have done a fantastic job for us. Eric will stay with us right the way through to the end of 2006 and I look forward to working with him, as I have done to date to help through the integration. But I’m sure the new management team of the UK cable company will be the right team to drive value for that business.

 Eric Tveter

 And if I can just add, Romeo, I’m proud of what we’ve accomplished as a team. And a company isn’t one person, and the process that’s been established by Simon Duffy in selecting the combined management is one that has integrity and fairness and is very sound, and the Company will on a combined basis with management from NTL and Telewest be together stronger. So I think UK cable has an exciting future.

 Neil Smith

 Can we have the next question, please?

Operator

 (Operator Instructions). Jonathan Dann, Bear Stearns.

 Jonathan Dann

 It’s three questions, really. The first one is, within your current channels, do you have a sort of idea of how many people currently churn to Sky? Second question — and the reason for the first one is BT seems obsessed that you guys will be the main loser as Sky moves to triple play. Secondly, when you look at, I guess, competition authorities willing, you’ll be merged with NTL soon. When you look at NTL and their declining consumer division, what would you sort of highlight as the main differences that need addressing, and is Telewest sort of going into that — so is Telewest pre the problems NTL is having, or post them? And thirdly, when you give penetration guidance of 45%, I remember from sort of the UK listing days that you used to give penetration by the sort of main regions — sort of Scotland, Midlands, London. If my memory serves, your penetration is lower in London. What does 45% across the entire base mean your penetration has to get to in places like the Midlands and Scotland? Or is it all predicated on sort of bringing London up to scratch?

 Neil Smith

 I will take three and four in a moment in terms of the NTL position and penetration that was — perhaps I can ask Eric to talk around the Sky-BT competitive threat, to the extent he hasn’t covered it already.

 Eric Tveter

 I think I covered that in Tom Eagan’s question, but I will repeat it. Again, I don’t think Sky’s entry in ‘06 will have a big impact on us because they’re going to be very busy integrating EasyNet, which, by the way, is essentially a B-to-B wholesale company today with very little residential customer base. They will be bundling exchanges, integrating their products, pricing billing systems and be focusing on converting primarily customers that we think are with other DSL companies as opposed to cable, again, because we’ve been very successful at a triple play penetration level. I don’t think we will be the main loser. I think in the long run, where customers value simplicity, we will be a winner. And UK cable will be a winner.

 Jonathan Dann

 So, within your sort of involuntary channels, do you or — of your definition of movers, do you have any sort of stats for people who leave because they would rather be Sky?

 Eric Tveter

 We do track reasons why customers leave. And there’s a multiplicity of reasons. But on the voluntary churn line, as we — Barry pointed out in his remarks and I did in mine, our voluntary churn at 0.25% per month is significantly better than most of our competitors, if not all of them. So we’re performing very well, and the other churn items, movers and students and nonpay, we talked about in our remarks, so I won’t repeat that.

 Neil Smith

 With regard to sort of comparison of NTL and Telewest question, if I can phrase it that way, I think Simon spent quite a lot of time on the call last time, and I’m sure on the call previous, explaining that at NTL, they’ve gone through a pretty extensive operational transformation as they have tackled the integration of their cable and wireless acquisition from a number of years ago. And clearly, that has operationally impacted them. It doesn’t mean — what it now means is that they are well-established to if you like follow the path that we have led, to some degree. And by that, I mean, there’s — I guess there’s three areas that I would see as focus areas for the combined entity. One is to continue to drive increasing dual and triple play penetration. If you take dual and triples together, we’re 79%; NTL is 69%. So there’s some growth opportunity there for NTL. Then digital TV penetration. Again, we are 91%; NTL is 73%. There are ARPU benefits and profitability benefits by moving to all digital. And I guess the third one is defending the Talk business, where, again, we’ve been driving our Talk Unlimited percentage up to 39%. I know NTL are on that path, but they are at 34%. So I think they’re doing all the right things, and I think that the numbers that we’re demonstrating demonstrates that there’s ability for them to grow further, and the combined entity together, it will be stronger, and we will then have the synergy opportunities as well in terms of cost reduction and also revenue synergies as we put the two businesses together.

 Barry Elson

 This is Barry. I would add one other comment, which is I think the two business divisions, as Eric briefly said, will be the third-largest competitor in the market going forward. The profitability we said is better than our competitors, in part because of our end-to-end shared network and customer care ability. But I think this is an undervalued asset, and that over time, you will see some increased performance from the combined business divisions going forward as well.

 Eric Tveter

 Jonathan, this is Eric. You had one question in regard to penetration levels in London. In the cable business, urban markets tend to have lower penetration than suburban markets. So you quite rightly point out, our penetration levels are higher outside of London than in London. But as you roll out in particular TV services, video-on-demand, PVR, where people that have more entertainment options that are also busier, if you will, will find value in being able to watch what they want when they want it with the strength of our TV product proposition being offered. And we think overall, our guidance takes into account the increases we expect in the urban markets, as well as the suburban markets. So we’re quite comfortable with the 60 to 65,000 net adds per year to get to the 45%.

 Jonathan Dann

 Would it be a fair assumption, though, if you were Sky or HomeChoice, what they essentially — if, say, London is their big opportunity, that it would be relatively quick to unbundle, and cable is — NTL and Telewest the weakest. So kind of if they don’t do it in London in the next year and a half, two years, their chances in the other cabled areas are much weaker. Is that a fair — if you were running Sky, would that be your sort of starting assumption?

 Eric Tveter

 I think in general, the unbundlers are going mostly to where the cabled areas are already. So they — they’re going to roll out over a period of time in areas where they think the competitors are weakest. You know, I think cable is growing in strength due to the enhancements in the products we’ve had. So I think they’re going to have a hard time wherever they compete with us.

 Jonathan Dann

 Could I ask a follow-on, if you don’t mind? When you look at what BT plan to do, they plan to have I suppose a subsidized PVR on demand box. And from what I understand, their intention is not to actually charge for it. So I’m sure you’re familiar with BT’s Freeview plans. How do you think that plays out, because I guess you guys are going to initially attempt to charge?

 Eric Tveter

 I think the Freeview/BT approach is not a robust television products proposition, and again, I think we have a full range of free to air, basic satellite channels, premium and video-on-demand, PVR and HDTV, a robust, full range of services that our competitors will struggle to match.

Operator

 Aryeh Bourkoff, UBS.

 Aryeh Bourkoff

 Just two follow-ups, if I could. First, on the ARPU, the 45.17 pound number this quarter you mentioned to be a little bit lighter in the fourth quarter. But is this going to be the high watermark for ARPU in your view, and you’re going to focus more on sort of a slight migration downward in ARPU as you get more units, or is there an ability to really drive ARPU beyond these levels higher, both for yourself as well as NTL, which obviously is lower than yours right now? And the second question I have is if you could talk about the regulatory environment briefly, and do you — are you still confident that you’re not going to be required to open up the network as part of the merger conditions? Thank you.

 Neil Smith

 In terms of ARPU, as you know, we have never given any guidance on ARPU and don’t plan to start now. But what I will say is that within the language of the press release, we did give a signal that we expect broadband ARPU to decline slightly in Q4 because we have put some price reductions in, and I think that equates to around 20 pence per broadband ARPU, which on a household level probably is around 10 pence. In terms of what’s happening on ARPU generally, you can see from our quarter-on-quarter performance that there is pressure on broadband ARPU. There is pressure on telephony ARPU, mainly through mobile substitution, which is an ARPU issue, but not so much a profitability issue. But we’re holding TV, and we think that we still have further opportunity for TV growth, both through pricing and through the differentiated product offering that Eric has spent a lot of time talking about in terms of VOD and PVR. We think they give us opportunities to grow the TV ARPU. So, that’s the metrics of the three products. And then of course, you have to combine that with our continued belief that we believe that we can drive triple play and dual penetration, so that on a household ARPU across the entire business, we should be able to see sustained growth of the ARPU across the business.

 Aryeh Bourkoff

 And how about on the NTL side, as the ARPU is lower than yours and they haven’t really driven ARPU higher?

 Neil Smith

 Yes, to some degree, the reason their ARPU is lower is some of the factors I gave earlier in terms of their lower dual and triple play penetration, their lower digital percentage penetration and their lower Talk Unlimited. If you take all those factors and move them to our levels, then clearly they’ve got room to grow.

 Eric Tveter

 One other point, Aryeh, NTL just launched a lower-end TV package like our Starter TV package, so that they can more effectively compete with Freeview. So they’re clearly moving in the right direction.

 Neil Smith

 And on your follow-up of your regulatory question, we are very much aligned, obviously, with NTL, and I know Simon gave quite a comprehensive answer around the regulatory position, both in terms of timing and our expectation that we don’t see a reason why we should be opening up our access network. It’s obviously up to the regulator to decide, but we’re confident of clearance and looking forward to working as a combined entity as soon as possible.

Operator

 Imran Jeff (ph), New Amsterdam Capital.

 Imran Jeff

 I’ve just got one question about the soccer football that you mentioned in ‘06, the German World Cup, and you mentioned it might be a catalyst for high-definition TV. Does that mean that you guys will be the only way to get football on high-definition? And will that be on both networks, yours and NTL’s?

 Eric Tveter

 This is Eric speaking. Clearly, our PVR box will be able to accept broadcast HD services that are rolled out, including the BBC. And if the World Cup is on HD, we should be able to handle it. NTL has announced a plan to I believe to introduce a PVR, which will be HD-compatible as well. I don’t have the timing on that, but I’m sure if you ask them, they could tell you.

 Neil Smith

 Coordinator, we’ve probably got time for one more question.

Operator

 Guy Lamming, Cazenove.

 Guy Lamming

 Three quick questions, if I may. Could you just remind us where you are on corporate control of Flextech, where you are in terms of maybe bringing in a new shareholder, and what the BBC is doing in terms of asking for some money for not breaking up the UKTV.Second, and I’m sorry if I miss this earlier, but when are you going to be selling us a mobile service, as well as the fixed line stuff? And the third is one of you said that you didn’t think the BT Freeview offering was a robust product offering. Just looking at it superficially, it strikes me as a great offering. Could you just explain to me what you mean by not robust product offering? Thanks.

 Neil Smith

 I will ask Eric to talk to the mobile and Freeview questions shortly. I will address your first question, which is around corporate control of Flextech and the BBC. I think behind this is a question around the sort of speculation that’s in the press around the change of control rights that exist under the UKTV arrangement. There are indeed change of control rights, but there’s no certainty that those rights are triggered by the transaction of Telewest and NTL combining. What we’re doing is talking with BBC, with NTL and ourselves as to working out what we believe is collectively the best future for our content assets, and that’s not just UKTV, but it’s Flextech and our Sit-Up assets. It could evolve into a partial divestment, it could be some sort of joint venture arrangement with other content providers or it could indeed be a continued 100% holding of the entity within the UK cable business. But what we all agree is that those content assets are very valuable and strategically important assets to UK cable.

 Guy Lamming

 What sort of time frame? I mean, just — I understand it’s sensitive and you can’t say too much, but when might we get some sort of visibility as to what the strategy is going to be?

 Neil Smith

 There’s no time frame. We’ll work through the issues and come up with the right solution. Let me maybe pass to Eric on the other two.

 Eric Tveter

 On the BT Freeview issue, I think what I said is it’s not as robust as our product offering. And then on the mobile question, it’s clearly a service that we’ve looked at. You’ll note that U.S. cable companies have announced a joint venture with Sprint Nextel, and clearly there is an opportunity for us to migrate from a triple play to a quad play. I think it would be easier for us to morph into one additional service compared to others that might have to go from one to a multiplicity of services. And that’s something that the new Company, the combined entity will address going forward. I think Simon Duffy has talked a little bit about potential mobile offering, but I can’t give any guidance as to timing.

 Guy Lamming

 Okay. Great. What I mean on this is, what do you mean by robust? I didn’t understand the language that you’re using.

 Eric Tveter

 We have a broadcast TV capability, which offers a significant number of channels on a broadcast basis — pay-per-view as well as premium services and HD capability, so it’s not just Freeview combined with VOD. It’s Freeview combined with the various pay platform channels.

 Guy Lamming

 Okay, so they didn’t have as wide an offering or the same good quality offering — is that what you mean by robust?

 Eric Tveter

 Yes. That’s what my belief is. Yes. The proof will be in the pudding.

 Neil Smith

 Barry, do you want to say a few comments to close the call?

 Barry Elson

 Just a couple or three takeaways, ladies and gentlemen. I think that this quarter’s results show that we continue to execute our strategy well. We’ve had a steady increase in performance since restructuring. The triple play proposition, as you’ve heard us say time and time again, continues to enable us to grow a quality and profitable group of customers. And we’re going to continue to push that. We offer our new products in a timely way and they are well-accepted by our customers, because we’ve emphasized customer care from the get-go. And I think lastly, as I said at the top, the merger will create a much stronger and larger entity that can compete even more aggressively in the UK market. So, stay with us. Thanks very much, as always, for your coverage and for staying on the call. Bye-bye.